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                                                                    EXHIBIT 99.1

[LOGO FOR CREDIT SUISSE FIRST BOSTON]                 Corporate Communications

                                                      CREDIT SUISSE FIRST BOSTON
                                                      Eleven Madison Avenue
                                                      New York, NY 10010-3629

PRESS RELEASE

                                                      FOR IMMEDIATE RELEASE

         CSFB REACHES SETTLEMENT OF IPO INVESTIGATIONS WITH SEC AND NASD
      AGREES TO PAY A TOTAL OF $100 MILLION TO SEC, NASD, AND U.S. TREASURY
       CSFB WILL ALSO ADOPT REVISED IPO ALLOCATION POLICIES AND PROCEDURES

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NEW YORK, JANUARY 22, 2002 - Credit Suisse First Boston Corporation (CSFB) today said it has agreed to a settlement with the United States Securities and Exchange Commission (SEC) and the National Association of Securities Dealers
(NASD) resolving all outstanding investigations of CSFB into the allocation of shares in initial public offerings (IPOs). This agreement fully resolves this matter for the Firm with each of these regulatory authorities.

CSFB consented to the settlement order without admitting or denying any of the allegations made in the SEC's Complaint or the letter of Acceptance, Waiver and Consent filed with the NASD. The SEC and NASD alleged that, between April 1999 and June 2000, certain CSFB employees allocated shares in IPOs to customers with whom they had improper profit-sharing arrangements. It should be noted that neither the SEC nor NASD made any allegations or findings of fraudulent conduct by CSFB. Further, neither the SEC nor NASD alleged that any IPO prospectus was rendered false or misleading by CSFB's conduct or that this conduct affected either the offering price of an IPO or the price at which any IPO stock traded in the aftermarket.

Under the terms of the settlement:

         o CSFB agreed to pay $100 million. This amount includes a $30 million civil penalty to be divided between the SEC and NASD, and a $70 million payment to be made to the U.S. Treasury and NASD, representing the monies obtained as a result of the conduct described by the SEC and NASD. The SEC determined in this case that it was appropriate to pay funds to the U.S. Treasury rather than to any third parties.

         o CSFB has adopted and is implementing revised policies and procedures for allocating IPOs that have been reviewed by the SEC and NASD. These include the establishment of an IPO Allocation Review Committee, a process for the pre-qualification of accounts before they are eligible to receive IPO allocations, and enhanced supervisory procedures, which include the review of commissions paid by accounts receiving allocations at the time of the IPO. CSFB also agreed to retain an independent consultant to review the implementation of these policies and procedures one year from the date of the settlement.


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Separately, CSFB said that it is taking disciplinary action against the employees involved in this matter. The disciplinary action includes fines, suspensions without pay, suspensions from supervisory responsibilities, and suspensions from the IPO allocation process. Previously, in June 2001, three CSFB employees based in San Francisco were terminated for their conduct in this matter.

John J. Mack, Chief Executive Officer of CSFB said, "We are very pleased that our Firm has reached a full resolution of this matter with regulatory authorities. When I joined CSFB last year, I said that putting this behind us must be a top priority. Today's settlement accomplishes that goal. It allows us to move forward, totally focused on delivering superior service to our clients and continuing to build on our competitive strengths in marketplaces around the world.

"We are strongly committed to upholding the highest standards of conduct at CSFB. We have brought top legal talent to CSFB to ensure that our compliance program is as effective as it can possibly be. Additionally, the new policies and procedures adopted for allocating IPOs will provide our customers with an even higher level of confidence in the integrity of that process, ultimately enhancing our ability to continue being a market leader in underwriting IPOs. Our Firm's most precious asset is our clients' trust, and going forward we will strive to do everything within our means to continue earning it."

Last year, the U.S. Attorney's Office closed its investigation of CSFB's IPO allocations without bringing any action.

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Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and asset management. CSFB operates in over 89 locations across more than 37 countries on 6 continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our Web site at http://www.csfb.com.
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The foregoing may contain projections or other forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only projections and may differ materially from actual future results or events. Readers are referred to the documents filed by Credit Suisse Group and Credit Suisse First Boston (USA), Inc. with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, among other things, risks relating to market fluctuations and volatility, significant interest rate changes, credit exposures, cross border transactions and foreign exchange fluctuations, impaired liquidity, competition and legal liability. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements unless otherwise required by law.


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Press Contacts:  Jeanmarie McFadden        CSFB - New York        (212) 325-5898